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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of CAM Commerce Solutions, Inc. of our report dated November 10, 2000, included in the 2000 Annual Report to Stockholders of CAM Commerce Solutions, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Stock Option Plan of CAM Data Systems, Inc. of our reports dated November 10, 2000, with respect to the consolidated financial statements and financial statement schedule of CAM Commerce Solutions, Inc. incorporated by reference and included, respectively, in this Annual Report (Form 10-K) for the year ended September 30, 2000.


                                             /s/ ERNST & YOUNG

Orange County, California
December 21, 2000